Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

July 22, 2022
111 Broadway Suite 807 New York, NY 10006 T - (212) 332-8160 F - (212) 332-8161
Creatd, Inc. 419 Lafayette Street, 6th Floor New York, NY 10003	www. lucbro.com

Re:	Registration Statement on Form S-3 (333-266008)

Ladies and Gentlemen:

We are acting as counsel for Creatd, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale from time to time by certain selling stockholders of up to 6,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Shares include (i) up to 2,000,000 shares of Common Stock issuable upon conversion of debentures in the principal amount of $4,000,000 (the “Debentures”), (ii) 2,000,000 shares of Common Stock issuable upon exercise of Series C Common Stock Purchase Warrants (the “Series C Warrants”), and (iii) 2,000,000 Series D Common Stock Purchase Warrants (the “Series D Warrants,” and together with the Series C Warrants, the “Warrants”). The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement on Form S-3 (the “Registration Statement”), as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain factual matters on information obtained from officers of the Company. We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of such Shares, Debentures and Warrants, and have been issued by the Company either (i) upon the conversion of the Debentures in accordance with the terms of the Debentures and for the consideration approved by the Company, or (ii) upon the exercise of the Warrants in accordance with the terms of the Warrants and upon receipt by the Company of the consideration therefor provided therein, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP